EXHIBIT 21.1

                              List of Subsidiaries
                                       of
                                U S Liquids Inc.


Advanced Management Systems, Inc.
Amigo Diversified Services, Inc.
Dombrowski & Holmes, Inc.
MCS Transportation, Inc.
Northern A-1 Sanitation Services Inc.
Parallel Products of Florida, Inc.
Parallel Products of Kentucky, Inc.
Romic Environmental Technologies Corp.
STA Decanting, Inc.
The National Solvent Exchange Corp.
USL City Environmental, Inc.
USL General Management, Inc.
USL Parallel Products of California
Earth Blends, Inc.
MBO, Inc.
Re-Claim Environmental Louisiana LLC
Re-Claim Environmental, Inc.
U S Liquids of Illinois, Inc.
USL First Source, Inc.
U S Liquids Terminal Services, Inc.
US Liquids LP Holding Co.
US Liquids Northeast, Inc.
US Liquids of Texas, Inc.
USL City Environmental Services of Florida, Inc.
Waste Stream Environmental, Inc.
US Liquids of LA., L.P.
GEM Management, Inc.
USL Management Limited Partnership